EXHIBIT 2.B.1

PURCHASE AND SALE AGREEMENT

By and Among

ENTERPRISE GP HOLDINGS L.P.

And

SABINE RIVER INVESTORS I, L.L.C.
SABINE RIVER INVESTORS II, L.L.C.
EL PASO CORPORATION
GULFTERRA GP HOLDING COMPANY

January 14, 2005

Schedule 1	Enterprise MLP Common Units

i

PURCHASE AND SALE AGREEMENT

     This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of January 14, 2005 (the “Effective Date”), is entered into by and among (a) El Paso Corporation, a Delaware corporation (“El Paso”), Sabine River Investors I, L.L.C., a Delaware limited liability company (“El Paso Sub 1”), Sabine River Investors II, L.L.C., a Delaware limited liability company (“El Paso Sub 2”), and collectively with El Paso Sub 1, the “Unitholders”), and GulfTerra GP Holding Company, a Delaware corporation (“El Paso GP Holdco,” and collectively with El Paso and the Unitholders, the “El Paso Parties”), (b) Enterprise GP Holdings L.P., a Delaware limited partnership (“Enterprise”), and (c) solely for purposes of Section 5.3 of this Agreement, EPCO, Inc., a Texas corporation (“Enterprise Parent”).

WITNESSETH:

     WHEREAS, El Paso owns, directly or indirectly, 100% of the outstanding equity interests in each of El Paso GP Holdco and the Unitholders; and

     WHEREAS, El Paso GP Holdco owns a 9.9% membership interest (the “Membership Interest”) in Enterprise Products GP LLC (“Enterprise GP”), and Enterprise GP is the sole general partner of, and owns 100% of the 2% general partner interest in, Enterprise Products Partners, L.P., a Delaware limited partnership (“Enterprise MLP”); and

     WHEREAS, subject to the terms and conditions set forth herein, El Paso GP Holdco desires to sell to Enterprise, and Enterprise desires to purchase from El Paso GP Holdco, the Membership Interest; and

     WHEREAS, the Unitholders own (beneficially and of record) the number of Enterprise MLP Common Units (as defined below) listed on Schedule 1 hereto; and

     WHEREAS, subject to the terms and conditions hereof, the Unitholders desire to sell to Enterprise, and Enterprise desires to purchase from the Unitholders, all of the Enterprise MLP Common Units owned by the Unitholders; and

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

     “affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein.

     “Agreement” has the meaning set forth in the Preamble.

     “Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Damages” means claims, liabilities, damages, penalties, judgments, assessments, losses, costs, expenses, including reasonable attorneys’ fees and expenses, incurred by the party seeking indemnification under this Agreement.

     “Effective Date” has the meaning set forth in the Preamble.

     “El Paso” has the meaning set forth in the Preamble.

     “El Paso GP Holdco” has the meaning set forth in the Preamble.

     “El Paso Parties” has the meaning set forth in the Preamble.

     “El Paso Sub 1” has the meaning set forth in the Preamble.

     “El Paso Sub 2” has the meaning set forth in the Preamble.

     “Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever, but does not include any restriction on transfer arising or existing under applicable securities laws.

     “Enterprise GP” has the meaning set forth in the Preamble.

     “Enterprise MLP” has the meaning set forth in the recitals.

     “Enterprise MLP Common Units” means the Common Units of Enterprise MLP issued and outstanding pursuant to the Enterprise Partnership Agreement.

     “governing documents” means, with respect to any person, the certificate or articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such person.

     “Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing.

     “Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body (including the NYSE) or self-regulatory authority, but does not include Environmental Laws.

     “Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “Material Adverse Effect” or be or not be “reasonably expected to have a Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

     “Membership Interest Purchase Price” has the meaning set forth in Section 2.1(b).

     “Permitted Encumbrances” means any liens, title defects, preferential rights or other encumbrances upon any of the relevant person’s property, assets or revenues, whether now owned or hereafter acquired, that are (i) carriers’, warehousemens’, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) for taxes not yet due or which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with GAAP), (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business by such person and its subsidiaries and (vi) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such person and its subsidiaries.

     “person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

     “Solvent” means, with respect to the applicable person on any date of determination, that on such date (a) such applicable person’s property, at a fair valuation, exceeds the sum of such applicable person’s debts, (b) the present fair saleable value of the assets of such applicable person is not less than the amount that will be required to pay its debts as they become absolute and matured, (c) such applicable person does not intend to incur, or believes that such applicable person has not incurred, debts that would be beyond such applicable person’s ability to pay as such debts matured, and (d) such applicable person is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such applicable person’s property remaining after such transaction would constitute unreasonably small capital.

     “subsidiary” means with respect to a specified person, any other person (a) that is a subsidiary as defined in Rule 405 of the Rules and Regulations under the Securities Act of such specified person and (b) of which such specified person or another of its subsidiaries owns beneficially more than 50% of the equity interests.

     “Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Unit Purchase Price” has the meaning set forth in Section 2.1(c).

     Section 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the Disclosure Letters hereto) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE

     Section 2.1 Closing.

          (a) Closing Date. The closing (the “Closing”) of the transactions contemplated under this Section 2.1 shall be held at the offices of Enterprise at 2727 North Loop West, Houston, Texas 77008 on the Effective Date. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

          (b) Purchase of the Membership Interest. On the Closing Date, El Paso GP Holdco shall, and El Paso shall cause El Paso GP Holdco to, convey to Enterprise the Membership Interest (such conveyance or assignment to be in a form mutually acceptable to El Paso GP Holdco and Enterprise), free and clear of all Encumbrances (other than those set forth in the governing documents of Enterprise GP in existence immediately prior to the Closing) for an aggregate cash amount equal to $97,060,737.05 (such aggregate cash amount, the “Membership Interest Purchase Price”).

          (c) Purchase and Sale of EPD Common Units. On the Closing Date and immediately after the consummation of the transactions described in Section 2.1(b) of this Agreement, (i) El Paso Sub 1 shall, and El Paso shall cause El Paso Sub 1 to, sell to Enterprise, and Enterprise shall purchase from El Paso Sub 1, 8,347,868 Enterprise MLP Common Units, for an aggregate cash amount of $203,604,500.52 (the “Sub 1 Purchase Price”), and (ii) El Paso Sub 2 shall, and El Paso shall cause El Paso Sub 2 to, sell to Enterprise, and Enterprise shall purchase from El Paso Sub 2, a total of 5,106,630 Enterprise MLP Common Units for an aggregate cash amount of $124,550,705.70 (the “Sub 2 Purchase Price”, and together with the Sub 1 Purchase Price, collectively or individually, as the context may require, the “Unit Purchase Price”).

          (d) Deliveries at the Closing. At the Closing:

               (i) El Paso GP Holdco shall execute and deliver to Enterprise an assignment agreement, in form and substance mutually satisfactory to El Paso GP Holdco and Enterprise, pursuant to which El Paso GP Holdco transfers and assigns the Membership Interest to Enterprise free and clear of any Encumbrance (other than those set forth in the governing documents of Enterprise GP in existence immediately prior to the Closing;

               (ii) El Paso Sub 1 shall sell, transfer and convey to Enterprise 8,347,868 Enterprise MLP Common Units, and El Paso Sub 2, shall sell, transfer and convey to Enterprise 5,106,630 Enterprise MLP Common Units, in each case, free and clear of any Encumbrance and, in each case, pursuant to an assignment, in form mutually satisfactory to the applicable Unitholder and Enterprise; and

               (iii) Enterprise shall pay, or cause to be paid, to (i) El Paso GP Holdco, an amount in cash equal to the Membership Interest Purchase Price, (ii) El Paso Sub 1, an amount in cash equal to the Sub 1 Purchase Price and (iii) El Paso Sub 2 an aggregate amount of cash equal to the Sub 2 Purchase Price, such payments to be made by wire transfer of immediately available funds to the accounts specified below:

Payments to El Paso GP Holdco:

Bank:	Mellon Bank
Pittsburgh, PA
Account Name:	GulfTerra GP Holding Company
Account Number:	008-6641
ABA#	043 000 261

Payments to El Paso Sub I and El Paso Sub 2:

Bank:	Mellon Bank
Pittsburgh, PA
Account Name:	El Paso Corporation
Account Number:	040-2173
ABA#	043 000 261

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     Section 3.1 Representations and Warranties of El Paso and El Paso GP Holdco. Each of El Paso and El Paso GP Holdco, jointly and severally, represents and warrants to Enterprise that:

          (a) Formation and Standing. Each of El Paso GP Holdco and El Paso has been duly formed and is validly existing under the Laws of its jurisdiction of organization or formation with full legal or corporate power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure to be so organized, formed or existing or to have such power or authority could not reasonably be expected to have a material adverse effect on the ability of El Paso and/or El Paso GP Holdco to close the transactions contemplated under this Agreement. Each of El Paso GP Holdco and El Paso is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified could not reasonably be expected to have a material adverse effect on the ability of El Paso and/or El Paso GP Holdco to close the transactions contemplated under this Agreement.

          (b) Authority and No Conflicts. (i) Each of El Paso and El Paso GP Holdco has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of El Paso and El Paso GP Holdco and the consummation by each of El Paso and El Paso GP Holdco of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of El Paso and no other corporate proceedings on the part of El Paso GP Holdco or El Paso are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

               (ii) This Agreement has been duly executed and delivered by each of El Paso GP Holdco and El Paso and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

               (iii) Neither the execution and delivery of this Agreement by El Paso or El Paso GP Holdco nor the performance by El Paso or El Paso GP Holdco of its obligations hereunder and the completion of the transactions contemplated hereby, will:

                    (A) conflict with, or violate any provision of, the governing documents of El Paso GP Holdco or El Paso;

                    (B) other than obtaining or making, as applicable, any consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of El Paso or El Paso GP Holdco to close the transactions contemplated under this Agreement, violate or breach any Laws applicable to El Paso GP Holdco or El Paso;

                    (C) other than obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of El Paso GP Holdco or El Paso to close the transactions contemplated under this Agreement, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which El Paso GP Holdco or El Paso is a party or by which El Paso GP Holdco, on the one hand, or El Paso or any of its subsidiaries, on the other hand, or their respective properties are bound or subject; or

                    (D) result in the imposition of any Encumbrance upon, or require the sale or give any person the right to acquire any of the assets of El Paso GP Holdco or any of the material assets of El Paso or restrict, hinder, impair or limit the ability of El Paso GP Holdco or El Paso to carry on its business as and where it is now being carried on, except where such imposition, requirement, right, restriction, hindrance, improvement or limit, individually or in the aggregate, could not reasonably be expected to have an adverse effect on the ability of El Paso GP Holdco or El Paso to close the transactions contemplated under this Agreement.

          (c) Membership Interest. El Paso GP Holdco owns the Membership Interest. The Membership Interest is held of record and beneficially by El Paso GP Holdco, free and clear of Encumbrances (other than those set forth in the governing documents of Enterprise GP).

          (d) No Defaults. Neither El Paso GP Holdco nor El Paso is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (i) their respective governing documents, (ii) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which El Paso GP Holdco or El Paso is a party or by which El Paso GP Holdco or El Paso or any of their respective property is bound or subject, except, in the case of clause (ii), for defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of El Paso GP Holdco or El Paso to close the transactions contemplated under this Agreement.

          (e) Solvency. Each of El Paso and El Paso GP Holdco is, and immediately after giving effect to the transactions contemplated by this Agreement will be, Solvent.

          (f) Brokerage and Finder’s Fee. None of El Paso, El Paso GP Holdco or any of their affiliates has incurred or will incur on behalf of El Paso, El Paso GP Holdco or any affiliate thereof any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement for which Enterprise or Enterprise MLP or any of their respective affiliates will be, or could be, obligated.

     Section 3.2 Representations and Warranties of El Paso and the Unitholders. Each of El Paso and each Unitholder, jointly and severally, represents and warrants to Enterprise that:

          (a) Ownership, Etc. of Units. Each Unitholder is the record or beneficial owner of the Enterprise MLP Common Units listed across from the name of such Unitholder on Schedule 1 hereto. Such Enterprise MLP Common Units are the only equity interests of Enterprise MLP that are owned (either beneficially or of record) by such Unitholder. Such Unitholder holds such Enterprise MLP Common Units free and clear of all Encumbrances.

          (b) Authority. Each of the Unitholders has all requisite limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Unitholders and the consummation by the Unitholders of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action and no other limited liability company proceedings on the part of any of the Unitholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

          (c) Execution and Delivery. This Agreement has been duly executed and delivered by each of the Unitholders and constitutes their respective legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

          (d) Non-Contravention. Neither the execution and delivery of this Agreement by any of the Unitholders nor the performance by any of them of their obligations hereunder or thereunder and the completion of the transactions contemplated hereby or thereby will:

               (i) conflict with, or violate any provision of, the governing documents of the Unitholders;

               (ii) other than obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Unitholders to consummate the transactions contemplated by this Agreement, violate or breach any applicable Laws;

               (iii) other than obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Unitholders to consummate the transactions contemplated by this Agreement, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the Unitholders is a party or by which any of the Unitholders or their property is bound or subject; or

               (iv) result in the imposition of any Encumbrance upon or require the sale or give any person the right to acquire any of the assets of any of the Unitholders, other than the transactions contemplated by this Agreement, or restrict, hinder, impair or limit the ability of any of the Unitholders to carry on their businesses as and where they are now being carried on.

          (e) No Defaults. None of the Unitholders is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both,

would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (i) their respective governing documents, (ii) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the Unitholders is a party or by which any of the Unitholders or any of their property is bound or subject, except, in the case of clause (ii), for defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Unitholders to consummate the transactions contemplated by this Agreement.

     Section 3.3 Representations and Warranties of Enterprise Concerning the Transaction. Enterprise represents and warrants to El Paso, El Paso GP Holdco and the Unitholders that:

          (a) Organization and Standing. Enterprise has been duly organized and is validly existing under the Laws of its jurisdiction of organization with full legal or partnership power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure of to be so organized or existing or to have such power or authority could not reasonably be expected to have a material adverse effect on the ability of Enterprise to close the transactions contemplated under this Agreement. Enterprise is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified could not reasonably be expected to have a material adverse effect on the ability of Enterprise to close the transactions contemplated under this Agreement.

          (b) Authority and No Conflicts.

               (i) Enterprise has all requisite partnership power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Enterprise and the consummation thereby of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action and no other proceedings on the part of Enterprise are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

               (ii) This Agreement has been duly executed and delivered by Enterprise and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

               (iii) Neither the execution and delivery of this Agreement by Enterprise nor the performance by Enterprise of its obligations hereunder and the completion of the transactions contemplated hereby, will:

                    (A) conflict with, or violate any provision of, the governing documents of Enterprise;

                    (B) other than obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Enterprise to close the transactions contemplated under this Agreement, violate or breach any Laws applicable to Enterprise;

                    (C) other than obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Enterprise to close the transactions contemplated under this Agreement, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Enterprise is a party or by which Enterprise or its property is bound or subject; or

                    (D) except as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Enterprise to close the transactions contemplated under this Agreement, result in the imposition of any Encumbrance upon or require the sale or give any person the right to acquire any of the assets of Enterprise or restrict, hinder, impair or limit the ability of Enterprise to carry on its business as and where it is now being carried on.

          (c) No Defaults. Enterprise is not in default under or in violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (i) its governing documents, (ii) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Enterprise is a party or by which Enterprise any of its property is bound or subject, except, in the case of clause (ii), for defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of Enterprise to close the transactions contemplated under this Agreement.

          (d) Brokerage and Finder’s Fee. None of Enterprise, its affiliates nor any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of Enterprise, any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement for which any of the El Paso Parties or their affiliates will be obligated.

          (e) Investment Intent; Investment Experience; Restricted Securities. In acquiring the Membership Interest and the Enterprise MLP Common Units to be purchased from the Unitholders, Enterprise is not offering or selling, and shall not offer or sell the Membership Interest or such Enterprise MLP Common Units, in connection with any distribution of any of such Membership Interest or such Enterprise MLP Common Units, and Enterprise has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Enterprise acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the

Membership Interest and such Enterprise MLP Common Units and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interest and such Enterprise MLP Common Units.

ARTICLE IV

COVENANTS AND AGREEMENTS

     Section 4.1 Commercially Reasonable Efforts; Further Assurances. Subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective such transactions.

     Section 4.2 Intentionally Omitted

     Section 4.3 Expenses. All costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses.

ARTICLE V

REMEDIES FOR DEFAULT

     Section 5.1 Indemnity Regarding Section 3.1 Representations and Covenants. Subject to the provisions of this Article V, El Paso and El Paso GP Holdco shall indemnify and hold harmless Enterprise and its affiliates from any and all Damages incurred by Enterprise or any of its affiliates in connection with the breach of a representation or warranty set forth in Section 3.1 or a covenant or agreement made by El Paso or El Paso GP Holdco hereunder; provided, however, that in no event shall El Paso and El Paso GP Holdco be liable under this Section 5.1 for an aggregate amount of Damages in excess of the Membership Interest Purchase Price.

     Section 5.2 Indemnity Regarding Section 3.2 Representations and Covenants. Subject to the provisions of this Article V, El Paso and the Unitholders shall indemnify and hold harmless Enterprise and its affiliates from any and all Damages incurred by Enterprise or any of its affiliates in connection with the breach of a representation or warranty set forth in Section 3.2 or a covenant or agreement made by the Unitholders hereunder; provided, however, that in no event shall El Paso and the Unitholders be liable under this Section 5.2 for an aggregate amount of Damages in excess of the Unit Purchase Price.

     Section 5.3 Indemnity Regarding Section 3.3 Representations and Covenants. Subject to the provisions of this Article V, Enterprise and Enterprise Parent shall indemnify and hold harmless the El Paso Parties and their respective affiliates from any and all Damages incurred by any such party or any of their respective affiliates in connection with the breach of a representation or warranty set forth in Section 3.3 or a covenant or agreement made by Enterprise hereunder.

     Section 5.4 Survival of Representations. The representations, warranties, covenants and agreements contained in this Agreement or made in any certificate or document delivered pursuant hereto shall survive the Closing regardless of any investigation made by the parties hereto and regardless of any knowledge acquired or capable of being acquired whether before or after the Closing Date.

     Section 5.5 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

     Section 5.6 Exclusive Remedy . Except as set forth in Section 5.8, the parties agree that the indemnification provisions in this Article V shall be the exclusive remedy of the parties with respect to breaches of representations and warranties and failures to perform covenants or agreements hereunder.

     Section 5.7 General Limitation of Damages . NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT AS SET FORTH IN SECTION 5.8, ENTERPRISE AND ITS AFFILIATES SHALL NOT BE LIABLE TO THE EL PASO PARTIES AND THEIR AFFILIATES, NOR SHALL THE EL PASO PARTIES AND THEIR AFFILIATES BE LIABLE TO ENTERPRISE OR ITS AFFILIATES, FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 5.8 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article V shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud or willful misconduct.

ARTICLE VI

MISCELLANEOUS

     Section 6.1 Notices . Any notice,request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute effective notice:

If to any of El Paso, El Paso GP Holdco
or any of the Unitholders, addressed to:

El Paso Corporation
El Paso Building
1001 Louisiana
Houston, Texas 77002
Attention: General Counsel
Telecopy: (713) 420-2813

If to Enterprise, addressed to:

Enterprise GP Holdings L.P.
2727 North Loop West
Houston, Texas 77008
Attention: Chief Legal Officer
Telecopy: (713) 880-6570

     Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

     Section 6.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each party thereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Texas (the “Texas Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

     Section 6.3 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     Section 6.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

     Section 6.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

     Section 6.6 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

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     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

EL PASO CORPORATION

By:
Name:
Title:

GULFTERRA GP HOLDING COMPANY

By:
Name:
Title:

SABINE RIVER INVESTORS I, L.L.C.

By:
Name:
Title:

SABINE RIVER INVESTORS II, L.L.C.

By:
Name:
Title:

ENTERPRISE GP HOLDINGS L.P.

By: EPE Holdings, LLC, General Partner

By:
Name:
Title:

EPCO, INC. (solely for purposes of Section 5.3 of this Agreement)

By:
Name:
Title:

SCHEDULE 1

Name and Address of	Number of
Unitholder	Enterprise MLP Common Units

EL PASO SUB 1:

Sabine River Investors I, L.L.C.	8,347,868
El Paso Building
1001 Louisiana
Houston, Texas 77002
Attention: General Counsel

EL PASO SUB 2:

Sabine River Investors II, L.L.C.	5,106,630
El Paso Building
1001 Louisiana
Houston, Texas 77002
Attention: General Counsel

Schedule 1-1